Exhibit 99.2

SBA Communications Corporation Prices Debt Offering

BOCA RATON, Fla., Dec. 2 /PRNewswire-FirstCall/— SBA Communications Corporation (Nasdaq: SBAC - News; “SBA” or the “Company”) today announced that it has priced an offering of $250.0 million of 8 1/2% Senior Notes due 2012 (the “Notes”). The Notes were priced at 100% of principal plus accrued interest, if any, from December 14, 2004. Interest is payable on June 1 and December 1 of each year, beginning on June 1, 2005.

SBA intends to use the net proceeds from this offering to fund the repurchase of all 10 1/4% senior notes tendered pursuant to a tender offer and consent solicitation commenced on November 16, 2004. SBA intends to use the remaining net proceeds, if any, to (a) repurchase and/or redeem any remaining 10 1/4% senior notes, (b) repurchase outstanding 9 3/4% senior discount notes at the current market price, or (c) repay a portion of the amount outstanding under the revolving line of credit of its senior credit facility.

This press release does not and will not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670.

This press release includes forward-looking statements regarding SBA’s intention to issue the Notes. These forward-looking statements may be affected by risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s Report on Form 10-K filed with the Commission on March 12, 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward- looking statement made by or on behalf of the Company, including the risk that the offering of the Notes cannot be successfully completed. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.